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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Continental Minerals Corporation

We consent to the use of our report dated April 13, 2006, except as to note 2(r) which is as of August 17, 2006, to the directors of Continental Minerals Corporation (the “Company”) with respect to the consolidated balance sheets – amended and restated of the Company as at December 31, 2005 and 2004, and the consolidated statements of operations, deficit, and cash flows for each of the years in the threeyear period ended December 31, 2005 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 13, 2006, except as to note 2(r) which is as of August 17, 2006, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants
Vancouver, Canada
September 28, 2006

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